Exhibit 99.1

ICHOR HOLDINGS, LTD. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2017 FINANCIAL RESULTS

FREMONT, Calif., February 7, 2018–(BUSINESS WIRE)–Ichor Holdings, Ltd. (NASDAQ: ICHR), a leader in the design, engineering, and manufacturing of critical fluid and gas delivery subsystems for semiconductor capital equipment, today announced financial results for the fourth quarter and fiscal year ended December 29, 2017.

Highlights for the fourth quarter of 2017:

•	Record revenue of $183 million
•

Net earnings of $0.54 per diluted share on a GAAP basis, and a new quarterly record of $0.70 per diluted share on an adjusted non‑GAAP basis, up 13% quarter-over-quarter and up 43% from the fourth quarter of 2016

•	Completed the acquisition of Talon Innovations in December, which contributed approximately $4 million in revenue during the quarter

Highlights for fiscal year 2017:

•	Record revenue of $656 million, up 62% from 2016
•	Net earnings of $1.99 per diluted share on a GAAP basis, and a new annual record of $2.48 per diluted share on an adjusted non‑GAAP basis, an increase of 89% from the prior year
•	Successful acquisitions of Cal-Weld and Talon Innovations

“I am pleased to report a strong fourth quarter for Ichor, and full-year results that reflect all of the key financial and operational objectives set forth during our IPO,” commented Tom Rohrs, Chairman and CEO of Ichor. “Consistent with our objective to outperform industry spending and grow earnings faster than revenues, we delivered 62% revenue growth, or about 50% growth organically, and more than doubled our net income from 2016 levels. We also executed well against our strategic growth initiatives to expand our customer base, expand our served markets, and expand our product offerings, all of which we expect will contribute to continued revenue growth and industry outperformance, with expanding profitability, for Ichor as we look forward. We are off to a strong start in 2018, with a significantly higher base of revenues versus this time one year ago, which is supported by the increased capacity we’ve added over the last year. We look forward to another record revenue year, with expanding gross and operating margins, as we integrate our complementary and accretive acquisitions and continue to gain traction with new products and a broadening customer base.”

				Change				Change
	Q4 2017	Q3 2017	Q4 2016	Q4 2017 vs. Q3 2017	Q4 2017 vs. Q4 2016	2017	2016	2017 vs. 2016
	(in thousands, except per share amounts and percentages)
U.S. GAAP Financial Results:
Net sales	$182,936	$164,519	$131,408	+ 11%	+ 39%	$655,892	$405,747	+ 62%
Gross profit percent	16.8%	14.7%	16.3%	+ 210 bps	+ 50 bps	15.6%	16.1%	- 50 bps
Operating margin percent	7.8%	5.2%	7.3%	+ 260 bps	+ 50 bps	7.3%	5.9%	+ 140 bps
Net income from continuing operations	$14,398	$14,298	$7,991	+ 1%	+ 80%	$52,118	$20,779	+ 151%
Diluted EPS	$0.54	$0.54	$0.39	n/c	n/m (1)	$1.99	$0.87	n/m (1)

				Change				Change
	Q4 2017	Q3 2017	Q4 2016	Q4 2017 vs. Q3 2017	Q4 2017 vs. Q4 2016	2017	2016	2017 vs. 2016
	(in thousands, except per share amounts and percentages)
Non-GAAP Financial Results:
Net sales	$182,936	$164,519	$131,408	+ 11%	+ 39%	$655,892	$405,747	+ 62%
Gross profit percent	17.1%	16.6%	16.3%	+ 50 bps	+ 80 bps	16.4%	16.1%	+ 30 bps
Operating margin percent	11.2%	10.6%	10.3%	+ 60 bps	+ 90 bps	10.7%	9.1%	+ 160 bps
Adjusted net income from continuing operations	$18,640	$16,325	$11,839	+ 14%	+ 57%	$65,060	$31,596	+ 106%
Diluted EPS (2)	$0.70	$0.62	$0.49	+ 13%	+ 43%	$2.48	$1.31	+ 89%
(1)

Comparing diluted EPS in the fourth quarter and fiscal year 2017 to the fourth quarter and fiscal year 2016 is not meaningful, as during 2016 (through our December 2016 initial public offering (“IPO”)), EPS was calculated using the two‑class method, required for participating securities. See the table, Diluted Earnings per Share from Continuing Operations Attributable to Common Shareholders, attached to the end of this press release.

(2)

For the fourth quarter and fiscal year 2016, assumes the shares sold, the conversion of preferred shares into ordinary shares, and vesting of restricted shares and options in connection with our December 2016 IPO occurred at the beginning of the period, for comparability between periods. No adjustment to GAAP diluted ordinary shares was necessary for the fourth quarter, third quarter, or fiscal year 2017.

U.S. GAAP Financial Results Overview

For the fourth quarter of 2017, revenue was $182.9 million, net income from continuing operations was $14.4 million, and net income from continuing operations attributable to ordinary shareholders per diluted share (“diluted EPS”) was $0.54. This compares to revenue of $164.5 million and $131.4 million, net income from continuing operations of $14.3 million and $8.0 million, and diluted EPS of $0.54 and $0.39, for the third quarter of 2017 and fourth quarter of 2016, respectively.

For fiscal year 2017, revenue was $655.9 million, net income from continuing operations was $52.1 million, and diluted EPS was $1.99. This compares to revenue of $405.7 million, net income from continuing operations of $20.8 million, and diluted EPS of $0.87, for fiscal year 2016.

Non-GAAP Financial Results Overview

For the fourth quarter of 2017, non-GAAP adjusted net income from continuing operations was $18.6 million and non-GAAP adjusted diluted EPS was $0.70. This compares to non-GAAP adjusted net income from continuing operations of $16.3 million and $11.8 million, and non-GAAP adjusted diluted EPS of $0.62 and $0.49, for the third quarter of 2017 and fourth quarter of 2016, respectively.

For fiscal year 2017, non-GAAP adjusted net income from continuing operations was $65.1 million and non-GAAP adjusted diluted EPS was $2.48. This compares to non-GAAP adjusted net income from continuing operations of $31.6 million, and non-GAAP adjusted diluted EPS of $1.31, for fiscal year 2016.

First Quarter 2018 Financial Outlook

For the first quarter of 2018, Ichor expects revenue to be in the range of $240 to $250 million. Ichor expects GAAP diluted EPS to be in the range of $0.69 to $0.76 and non-GAAP adjusted diluted EPS to be in the range of and $0.90 to $0.97. These guidance ranges are inclusive of Ichor’s previously announced acquisition of Talon Innovations.

This outlook for non‑GAAP adjusted diluted EPS excludes known charges related to amortization of intangible assets, share‑based compensation expense, tax adjustments related to these non-GAAP adjustments, and non-recurring charges known at the time of providing this outlook. This outlook for non-GAAP adjusted diluted EPS excludes any items that are unknown at this time, such as additional charges from purchase accounting adjustments related to our acquisition of Talon Innovations, non-recurring tax-related items, or other unusual items which we are not able to predict without unreasonable efforts due to their inherent uncertainty.

Balance Sheet and Cash Flow Results

During the fourth quarter, total cash increased by $26.3 million, reflecting new debt financing of $120.0 million and free cash flow of $36.1 million, partially offset by cash payments, net of cash acquired, related to our acquisition of Talon Innovations of approximately $130 million.

At December 29, 2017, Ichor had cash and restricted cash of $69.2 million, compared to cash and restricted cash of $52.6 million at December 30, 2016. The net increase in cash was primarily due to $164.6 million of net cash provided by financing activities, including proceeds from the exercise of the underwriters’ over-allotment option in January 2017 in connection with our IPO, proceeds from the exercise of stock options by certain employees and board members of the Company, and proceeds from increased borrowings under our term loan facility and revolving credit facility; and $38.7 million of net cash provided by operating activities; partially offset by $186.8 million of net cash used by investing activities, including our acquisitions of Cal‑Weld and Talon Innovations for $181.0 million and capital expenditures of $8.2 million. Our operating cash flows of $38.7 million for the year ended December 29, 2017 was due to net income of $51.4 million and net non-cash charges of $7.1 million, partially offset by a net increase of $19.8 million in our net operating assets and liabilities.

Ichor is still in the process of evaluating the impacts of purchase accounting in connection with our acquisition of Talon Innovations. As a result, total purchase consideration (net of cash acquired) in excess of net assets acquired is reported in other noncurrent assets on the Company’s December 29, 2017 balance sheet included in this press release. After purchase accounting valuations are completed, Ichor expects certain balance sheet accounts to change to reflect the fair value of Talon Innovations’ opening balance sheet accounts, including inventory, intangible assets, and goodwill.

Use of Non-GAAP Financial Results

In addition to U.S. GAAP results, this press release also contains non-GAAP financial results, including non-GAAP gross profit, non‑GAAP operating margin, non-GAAP adjusted net income from continuing operations, and non-GAAP adjusted diluted EPS. These non-GAAP metrics excluded amortization of intangible assets, share-based compensation expense, tax adjustments related to those non-GAAP adjustments, tax benefits from acquisitions, and non-recurring charges, to the extent they are present in gross profit, operating margin, and net income from continuing operations. A table showing these metrics on a GAAP and non-GAAP basis, with reconciliation footnotes thereto, is included at the end of this press release.

Non-GAAP adjusted diluted EPS is defined as non-GAAP adjusted net income from continuing operations divided by adjusted diluted ordinary shares, which assumes the IPO shares sold, the conversion of preferred shares into ordinary shares, and vesting of restricted shares and options in connection with the IPO occurred at the beginning of the period. No adjustment to GAAP diluted ordinary shares was necessary for the fourth quarter, third quarter, or fiscal year 2017.

Management uses non-GAAP gross profit, non-GAAP operating margin, non-GAAP adjusted net income from continuing operations, and non-GAAP adjusted diluted EPS to evaluate Ichor’s operating and financial results. Ichor believes the presentation of non-GAAP results is useful to investors for analyzing business trends and comparing performance to prior periods, along with enhancing investors’ ability to view Ichor’s results from management’s perspective. A table presenting the reconciliation of non-GAAP adjusted net income from continuing operations to U.S. GAAP net income from continuing operations is also included at the end of this press release.

Conference Call

Ichor will conduct a conference call to discuss its fiscal fourth quarter and full year 2017 results and business outlook on February 7, 2018, at 1:30 p.m. Pacific time.

To listen to the conference call via the Internet, please visit the investor relations section of Ichor's Web site at ir.ichorsystems.com. To listen to the conference call via telephone, please call 844‑395‑9251 (domestic) or 478‑219‑0504 (international), conference ID: 3717829.

A taped replay of the webcast will be available shortly after the call on Ichor's website or by calling 855‑859‑2056 (domestic) or 404‑537‑3406 (international), conference ID: 3717829.

About Ichor

Ichor is a leader in the design, engineering and manufacturing of critical fluid delivery subsystems for semiconductor capital equipment. Our primary offerings include gas and chemical delivery subsystems, collectively known as fluid delivery subsystems, which are key elements of the process tools used in the manufacturing of semiconductor devices. Our gas delivery subsystems deliver, monitor and control precise quantities of the specialized gases used in semiconductor manufacturing processes such as etch and deposition. Our chemical delivery subsystems precisely blend and dispense the reactive liquid chemistries used in semiconductor manufacturing processes such as electroplating and cleaning. We also manufacture certain components for internal use in fluid delivery systems and for direct sales to our customers. This vertically integrated portion of our business is primarily focused on metal and plastic parts that are used in gas and chemical systems, respectively. For more information, please visit Ichor’s website at: www.ichorsystems.com.

We use a 52 or 53 week fiscal year ending on the last Friday in December. The three months ended December 29, 2017, September 29, 2017, and December 30, 2016 were 13 weeks, 13 weeks, and 14 weeks, respectively. References to the fourth quarter of 2017, third quarter of 2017, and fourth quarter of 2016 relate to the three months ended December 29, 2017, September 29, 2017, and December 30, 2016, respectively.

Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "guidance," "expects," "intends," "projects," "plans," "believes," "estimates," "targets," "anticipates," “look forward,” and similar expressions are used to identify these forward-looking statements. Our expectations about quarterly and full year results are based on preliminary unaudited information about the fourth quarter of 2017 and are subject to revision. Although the quarter is now completed, we are still in the early stages of our standard financial reporting closing procedures. Accordingly, as we complete our normal quarter-end and year-end closing and review processes, actual results could differ materially from these preliminary estimates.

Examples of forward-looking statements include, but are not limited to, statements regarding financial results for the fiscal fourth quarter and full year 2017, which are subject to adjustment in connection with the year-end audit and preparation of our annual report on form 10-K, and expected revenue and performance for the first quarter of 2018, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on management’s current expectations and assumptions regarding Ichor’s business and industry, the economy and other future conditions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Many factors could cause actual results to differ materially and adversely from these forward-looking statements, including:  (1) dependence on expenditures by manufacturers and cyclical downturns in the semiconductor capital equipment industry, (2) reliance on a very small number of original equipment manufacturers for a significant portion of sales, (3) negotiating leverage held by our customers, (4) competitiveness and rapid evolution of the industries in which we participate, (5) risks associated with weakness in the global economy and geopolitical instability, (6) keeping pace with developments in the industries we serve and with technological innovation generally, (7) designing, developing and introducing new products that are accepted by original equipment manufacturers in order to retain our existing customers and obtain new customers, (8) managing our manufacturing and procurement process effectively, (9) defects in our products that could damage our reputation, decrease market acceptance and result in potentially costly litigation, (9)  dependence on a limited number of suppliers and (10) the integration of recent acquisitions with Ichor, including the ability to retain customers, suppliers and key employees.  Additional information concerning these and other factors can be found in Ichor's filings with the Securities and Exchange Commission (the “SEC”), including other risks, relevant factors and uncertainties identified in the "Risk Factors" section of Ichor's Annual Report on Form 10-K filed with the SEC on March 28, 2017, Ichor’s Quarterly Reports on Form 10-Q filed with the SEC on May 12, 2017 and August 11, 2017, and subsequent filings with the SEC.

All forward-looking statements in this press release are based upon information available to us as of the date hereof, and qualified in their entirety by this cautionary statement. We undertake no obligation to update or revise any forward-looking statements contained herein, whether as a result of actual results, changes in Ichor’s expectations, future events or developments, or otherwise, except as required by law.

Contact:

Jeff Andreson, CFO 510-897-5200

Claire McAdams, IR 530-265-9899

IR@ichorsystems.com

Source: Ichor Holdings, Ltd.

ICHOR HOLDINGS, LTD.

Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	December 29, 2017	December 30, 2016
Assets
Current assets:
Cash	$68,646	$50,854
Restricted cash	510	1,794
Accounts receivable, net	50,131	26,401
Inventories, net	150,801	70,881
Prepaid expenses and other current assets	5,619	7,061
Current assets from discontinued operations	3	99
Total current assets	275,710	157,090
Property and equipment, net	33,150	12,018
Other noncurrent assets	101,022	3,574
Deferred tax assets	994	570
Intangible assets, net	35,749	32,146
Goodwill	94,805	77,093
Total assets	$541,430	$282,491
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$121,091	$88,531
Accrued liabilities	12,098	6,554
Other current liabilities	5,683	5,421
Current portion of long-term debt	6,490	—
Current liabilities from discontinued operations	400	564
Total current liabilities	145,762	101,070
Long-term debt, less current portion, net	180,247	37,944
Deferred tax liabilities	831	606
Other non-current liabilities	2,896	1,173
Non-current liabilities from discontinued operations	—	39
Total liabilities	329,736	140,832
Shareholders’ equity
Preferred shares ($0.0001 par value; 20,000,000 shares authorized; no shares issued and outstanding)	—	—
Ordinary shares ($0.0001 par value; 200,000,000 shares authorized; 25,892,162 and 23,857,381 shares issued and outstanding, respectively)	3	2
Additional paid in capital	214,697	196,049
Accumulated deficit	(3,006)	(54,392)
Total shareholders’ equity	211,694	141,659
Total liabilities and shareholders’ equity	$541,430	$282,491

ICHOR HOLDINGS, LTD.

Consolidated Statement of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended			Year Ended
	December 29, 2017	September 29, 2017	December 30, 2016	December 29, 2017	December 30, 2016
Net sales	$182,936	$164,519	$131,408	$655,892	$405,747
Cost of sales	152,256	140,323	110,003	553,495	340,352
Gross profit	30,680	24,196	21,405	102,397	65,395
Operating expenses:
Research and development	2,213	1,992	2,154	7,899	6,383
Selling, general, and administrative	11,530	11,430	7,797	37,802	28,126
Amortization of intangible assets	2,718	2,220	1,805	8,536	7,015
Total operating expenses	16,461	15,642	11,756	54,237	41,524
Operating income	14,219	8,554	9,649	48,160	23,871
Interest expense, net	1,173	739	1,125	3,277	4,370
Other expense (income), net	199	73	(245)	(126)	(629)
Income from continuing operations before income taxes	12,847	7,742	8,769	45,009	20,130
Income tax expense (benefit) from continuing operations	(1,551)	(6,556)	778	(7,109)	(649)
Net income from continuing operations	14,398	14,298	7,991	52,118	20,779
Discontinued operations:
Loss from discontinued operations before taxes	(1)	—	(64)	(722)	(4,077)
Income tax expense from discontinued operations	1	8	14	10	40
Net loss from discontinued operations	(2)	(8)	(78)	(732)	(4,117)
Net income	14,396	14,290	7,913	51,386	16,662
Less: Undistributed earnings attributable to preferred shareholders	—	—	(5,666)	—	(15,284)
Net income attributable to ordinary shareholders	$14,396	$14,290	$2,247	$51,386	$1,378
Net income per share from continuing operations attributable to ordinary shareholders:
Basic	$0.56	$0.57	$0.42	$2.07	$1.14
Diluted	$0.54	$0.54	$0.39	$1.99	$0.87
Net income per share attributable to ordinary shareholders:
Basic	$0.56	$0.57	$0.41	$2.05	$0.92
Diluted	$0.54	$0.54	$0.38	$1.96	$0.70
Shares used to compute net income from continuing operations per share attributable to ordinary shareholders:
Basic	25,702,231	25,267,113	5,452,088	25,118,031	1,503,296
Diluted	26,656,065	26,278,147	5,870,331	26,218,424	1,967,926
Shares used to compute net income per share attributable to ordinary shareholders:
Basic	25,702,231	25,267,113	5,452,088	25,118,031	1,503,296
Diluted	26,656,065	26,278,147	5,870,331	26,218,424	1,967,926

ICHOR HOLDINGS, LTD.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Year Ended
	December 29, 2017	December 30, 2016
Cash flows from operating activities:
Net income	$51,386	$16,662
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,165	9,497
Gain on sale of investments and settlement of note receivable	(241)	—
Share-based compensation	2,230	3,216
Deferred income taxes	(7,690)	(2,429)
Amortization of debt issuance costs	608	527
Changes in operating assets and liabilities, net of assets acquired:
Accounts receivable, net	(1,253)	(9,007)
Inventories	(45,435)	(23,719)
Prepaid expenses and other assets	3,813	(3,381)
Accounts payable	22,341	36,761
Accrued liabilities	1,066	1,612
Other liabilities	(336)	(2,009)
Net cash provided by operating activities	38,654	27,730
Cash flows from investing activities:
Capital expenditures	(8,226)	(4,268)
Cash paid for acquisitions, net of cash acquired	(180,955)	(17,407)
Proceeds from sale of intangible assets	—	230
Proceeds from sale of property, plant, and equipment	—	243
Proceeds from sale of investments and settlement note receivable	2,430	—
Net cash used in investing activities	(186,751)	(21,202)
Cash flows from financing activities:
Issuance of ordinary shares, net of fees	7,278	47,103
Proceeds from exercise of stock options	9,141	—
Debt issuance and modification costs	(1,519)	—
Borrowings under revolving commitment	10,000	12,000
Repayments on revolving commitment	—	(22,000)
Borrowing on long-term debt	140,000	15,000
Repayments on long-term debt	(295)	(30,171)
Net cash provided by financing activities	164,605	21,932
Net increase in cash	16,508	28,460
Cash and restricted cash at beginning of year	52,648	24,188
Cash and restricted cash at end of quarter	$69,156	$52,648
Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$3,436	$3,686
Cash paid during the period for taxes	$1,068	$103
Supplemental disclosures of non-cash activities:
Capital expenditures included in accounts payable	$716	$1,174

ICHOR HOLDINGS, LTD.

Reconciliation of U.S. GAAP Net Income from Continuing Operations to Non-GAAP Adjusted Net Income from Continuing Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended			Year Ended
	December 29, 2017	September 29, 2017	December 30, 2016	December 29, 2017	December 30, 2016
	(in thousands, except share and per share amounts)
Net income from continuing operations	$14,398	$14,298	$7,991	$52,118	$20,779
Non-GAAP adjustments:
Amortization of intangible assets	2,718	2,220	1,805	8,536	7,015
Share-based compensation	694	623	1,872	2,230	3,216
Other non-recurring expenses, net (1)	2,239	2,076	235	4,767	2,988
Tax adjustments related to non-GAAP adjustments	(16)	(20)	(64)	(78)	(131)
Tax benefit from acquisitions (2)	(2,301)	(5,281)	—	(7,582)	(2,271)
Tax benefit from re-characterizing intercompany debt to equity (3)	—	(1,627)	—	(1,627)	—
Tax impact from tax law change (4)	318	—	—	318	—
Adjustments to cost of goods sold (5)	—	—	—	1,752	—
Fair value adjustment to inventory from acquisitions (6)	590	3,004	—	3,594	—
Loss on Ajax acquisition arbitration settlement (7)	—	1,032	—	1,032	—
Non-GAAP adjusted net income from continuing operations	$18,640	$16,325	$11,839	$65,060	$31,596
Non-GAAP adjusted diluted EPS	$0.70	$0.62	$0.49	$2.48	$1.31
Shares used to compute diluted EPS (8)	26,656,065	26,278,147	24,172,826	26,218,424	24,188,881

(1)

Included in this amount for the fourth quarter of 2017 are (i) acquisition-related expenses, (ii) executive search expenses incurred in connection with replacing the Company’s Chief Financial Officer, and (iii) expenses incurred in connection with sales or other dispositions of our ordinary shares by affiliates of Francisco Partners (“FP”). Included in this amount for the third quarter of 2017 are (i) acquisition-related expenses and (ii) expenses incurred in connection with sales or other dispositions of our ordinary shares by affiliates of FP. Included in this amount for the year ended December 29, 2017 are (i) acquisition-related expenses, (ii) expenses incurred in connection with sales or other dispositions of our ordinary shares by affiliates of FP, (iii) executive search expenses incurred in connection with replacing the Company’s Chief Financial Officer, (iv) a refund of previously paid consulting fees from FP Consulting (“FPC”), and (v) a gain on sale of our investment in CHawk. Included in this amount for the fourth quarter of 2016 and the year ended December 30, 2016 are (i) acquisition-related expenses, (ii) bonuses paid to members of our management in connection with the cash dividend paid by us in August 2015, (iii) consulting fees paid to FPC, and (iv) IPO preparation expenses.

(2)

The Company recorded a preliminary $2.3 million tax benefit in the fourth quarter of 2017 in connection with its acquisition of Talon Innovations. The Company recorded a $5.3 million tax benefit in the third quarter of 2017 from its acquisition of Cal-Weld. The Company recorded a $2.3 million tax benefit in the third quarter of 2016 in connection with its acquisition of Ajax.

(3)

In the third quarter of 2017 the Company re-characterized intercompany debt to equity between its U.S. and Singapore entities resulting in a tax benefit of $1.6 million related to the reversal of previously accrued withholding taxes.

(4)	This adjustment represents the impact of U.S. corporate tax reform, including revaluing the Company’s deferred tax assets from 35% to 21%.
(5)

During the second quarter of 2017, we corrected an error related to translating the inventory balances at our Malaysia and Singapore subsidiaries at an incorrect foreign currency rate. The error arose in prior period financial statements beginning in periods prior to 2014 and through 2016. The correction resulted in a $1.75 million increase in cost of sales and a corresponding decrease in gross profit in our consolidated statement of operations and a decrease to inventories in our consolidated balance sheet during the second quarter of 2017.

(6)

As part of our purchase price allocation for our acquisition of Cal‑Weld, we recorded inventory at fair value. We recorded a fair value step-up to inventory of $3.6 million in the third quarter of 2017 in connection with our acquisition of Cal-Weld. This amount was released to cost of sales as inventory was sold during the respective quarter.

(7)

During the third quarter of 2017, we received a final arbitration ruling on our working capital claim with the sellers of Ajax. The ruling was outside the one year measurement period and therefore could not be considered an adjustment to goodwill, resulting in a charge to selling, general, and administrative expense.

(8)

For the fourth quarter and fiscal year 2016, assumes the shares sold, the conversion of preferred shares into ordinary shares, and vesting of restricted shares and options in connection with our December 2016 IPO occurred at the beginning of the period, for comparability between periods. No adjustment to GAAP diluted ordinary shares was necessary for the fourth quarter, third quarter, or fiscal year 2017.

ICHOR HOLDINGS, LTD.

U.S. GAAP and Non-GAAP Summary Consolidated Statements of Operations

(in thousands)

(unaudited)

	Quarter Ended		Quarter Ended		Quarter Ended
	December 29, 2017		September 29, 2017		December 30, 2016
	U.S. GAAP	Non-GAAP	U.S. GAAP	Non-GAAP	U.S. GAAP	Non-GAAP
Net sales	$182,936	$182,936	$164,519	$164,519	$131,408	$131,408
Cost of sales (1)	152,256	151,625	140,323	137,277	110,003	109,995
Gross profit	30,680	31,311	24,196	27,242	21,405	21,413
Operating expenses (2)	16,461	10,851	15,642	9,733	11,756	7,852
Operating income	14,219	20,460	8,554	17,509	9,649	13,561
Interest expense	1,173	1,173	739	739	1,125	1,125
Other expense (income), net (3)	199	199	73	73	(245)	(245)
Income from continuing operations before income taxes	12,847	19,088	7,742	16,697	8,769	12,681
Income tax expense (benefit) from continuing operations (4)	(1,551)	448	(6,556)	372	778	842
Net income from continuing operations	$14,398	$18,640	$14,298	$16,325	$7,991	$11,839

	Year Ended		Year Ended
	December 29, 2017		December 30, 2016
	U.S. GAAP	Non-GAAP	U.S. GAAP	Non-GAAP
Net sales	$655,892	$655,892	$405,747	$405,747
Cost of sales (1)	553,495	548,031	340,352	340,332
Gross profit	102,397	107,861	65,395	65,415
Operating expenses (2)	54,237	37,486	41,524	28,325
Operating income	48,160	70,375	23,871	37,090
Interest expense	3,277	3,277	4,370	4,370
Other expense (income), net (3)	(126)	178	(629)	(629)
Income from continuing operations before income taxes	45,009	66,920	20,130	33,349
Income tax expense (benefit) from continuing operations (4)	(7,109)	1,860	(649)	1,753
Net income from continuing operations	$52,118	$65,060	$20,779	$31,596

(1)

Non-GAAP cost of sales excludes share-based compensation expense, impacts from a step up in the fair value of inventory acquired in connection with our acquisition of Cal-Weld (see footnote 6 on page 8), and an adjustment from an error correction relating to translated inventory balances from our Malaysia and Singapore subsidiaries (see footnote 5 on page 8).

(2)

Non-GAAP operating expenses excludes amortization of intangible assets, share-based compensation expense, a loss on our arbitration settlement related to our acquisition of Ajax (see footnote 7 on page 8), and other net non-recurring expenses (see footnote 1 on page 8).

(3)	Non-GAAP other expense (income), net excludes a gain on our sale of our investment in CHawk (see footnote 1 on page 8).
(4)

Non-GAAP income tax expense from continuing operations excludes tax benefits from our acquisitions of Cal-Weld and Talon Innovations (see footnote 2 on page 8), a tax benefit from re-characterizing intercompany debt to equity (see footnote 3 on page 8), the tax impact from a change in tax law (see footnote 4 on page 8), and the tax effects of the above non-GAAP, non-tax related adjustments.

The following table calculates diluted EPS from continuing operations attributable to ordinary shareholders using the two class method, required for participating securities, as Ichor had two classes of stock during 2016. Beginning in the first quarter of 2017, Ichor no longer uses the two class method, as there is only one class of stock outstanding subsequent to our December 2016 IPO. All preferred shares were converted into ordinary shares in connection with our December 2016 IPO.

ICHOR HOLDINGS, LTD.

Diluted Earnings per Share from Continuing Operations Attributable to Common Shareholders

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended			Year Ended
	December 29, 2017	September 29, 2017	December 30, 2016	December 29, 2017	December 30, 2016
Net income from continuing operations	$14,398	$14,298	$7,991	$52,118	$20,779
Undistributed earnings attributed to preferred shareholders	—	—	(5,721)	—	(19,060)
Net income from continuing operations, attributable to ordinary shareholders (1)	$14,398	$14,298	$2,270	$52,118	$1,719
Net income per diluted share from continuing operations attributable to ordinary shareholders	$0.54	$0.54	$0.39	$1.99	$0.87
Diluted shares used to compute net income from continuing operations per share attributable to ordinary shareholders	26,656,065	26,278,147	5,870,331	26,218,424	1,967,926

(1)

Under the two-class method, net income attributable to ordinary shareholders after deduction of preferred share dividends, if any, is determined by allocating undistributed earnings between the ordinary shares and the participating securities based on their respective rights to receive dividends. Basic net income per share attributable to ordinary shareholders is computed by dividing net income attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the period. All participating securities are excluded from basic weighted-average ordinary shares outstanding. Diluted net income per share attributable to ordinary shareholders is computed by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding, including all potentially dilutive ordinary shares, if the effect of each class of potential shares of ordinary shares is dilutive.

For purposes of calculating EPS under the two-class method, an accounting policy election has been made to treat each income statement line item (net income from continuing operations, net income from discontinued operations, and net income) as an independent calculation and only allocate earnings to participating securities for those line items for which income is reported, as the participating securities do not have a contractual obligation to participate in losses. There is therefore no allocation of losses to participating securities for those line items for which a loss is reported. Under this method, the sum of the individual EPS income statement line items will not reconcile to the total net income per share.